FINAL VERSION 29 March 2023
Exhibit 10.18

S U P P L E M E N T A R Y A G R E E M E N T
to the lease of 28 March 2017

entered into between

Neunteufel GmbH
FN 131077 k
Zollamtstraße 7
4020 Linz

hereinafter referred to as “Landlord”,
as party of the first part,

and

Dynatrace Austria GmbH
FN 91482 h
Am Fünfundzwanziger Turm 20, 4020 Linz

hereinafter referred to as “Tenant”,
as party of the second part.

A.RECITALS

1.On 28 March 2017, the Landlord and the Tenant entered into a lease, which is an integral part of this Supplementary Agreement (Annex ./1; hereinafter referred to as the “Lease”) relating to the Lease Object specified in more detail in Clause I. of the Lease (office and commercial building at the property address 4020 Linz, Am Fünfundzwanziger Turm 20).

The Tenant now requires additional office premises in Linz. The Landlord and the Tenant therefore agree to extend the building (the Lease Object) by adding the extension (hereinafter the “Extension”) described in Annex ./2, which forms an integral part of this Supplementary Agreement. With a view to realising the Extension, the Landlord has already acquired, in a sale and purchase agreement of 2 June 2021, plots nos. 1172/4, 1172/16, 1174/42, each currently located within property folio number [EZ] 1673, registered in the land register for 45204 Lustenau, as well as, in a sale and purchase agreement of 16 November 2022, plot no. 1174/48, currently located within EZ 1451, registered in the land register for 45204 Lustenau; in addition, it will be necessary to acquire plot no. 1154/4, currently located within EZ 541, registered in the land register for 45204 Lustenau, from the City of Linz (hereinafter referred to as “Road”). Plots nos. 1172/4, 1172/16, 1174/42, 1174/48 and 1154/4 shall hereinafter be jointly referred to as “Extension Plots”. The Extension Plots shall subsequently be registered under EZ 1671 in the land register for 45204 Lustenau to form a single building site.

2.The additions and/or amendments to the Lease made necessary by the extension of the Lease Object are regulated in this Supplementary Agreement (Clause B). Amendments and/or additions to the original contract text are shown underlined and in Italics, text parts that have been deleted in their entirety are shown as struck-through. All other provisions of the Lease which are not affected by the Supplementary Agreement shall remain in full force and effect and shall be applicable to the Lease now including the Extension. For the avoidance of doubt, the definitions of terms set out in the Lease shall equally apply to this Supplementary Agreement.

3.It is noted further that the building will, after the structural enlargement described herein, continue to form a single stand-alone structure together with the Extension, which was/will be erected specifically for the Tenant and to the Tenant’s specifications and apart from which there are no further premises amenable to being leased separately and on their own.
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FINAL VERSION 29 March 2023
For this reason, the Lease does not fall within the scope of applicability of the Austrian Tenancy Act [Mietrechtsgesetz/MRG].

B.ADDITIONS / AMENDMENTS

1.I. LEASE OBJECT: Under “Clause I.A) Renting of office space”, paragraph (1) shall be revised and another paragraph shall be added to paragraph (1) so that Clause I.A) (1) shall read as follows:

“(1)     The Landlord shall let and the Tenant shall rent

-    the Lease Object shown in the Plan (Annex ./A), which forms an integral part of this Lease, located in the office building in 4020 Linz, Am Fünfundzwanziger Turm 20. The Lease Object consists of the office premises located on the ground floor as well as on floors 1 to 6 above-ground (hereinafter also referred to as “Office Part”), comprising a total leased area of approximately 8,969m² (ground floor approx. 1,022m², floors 1 to 6 above-ground each approx. 1,100m², balcony areas approx. 1,100m², bicycle storage room approx. 207m², cloakroom/basement approx. 40m²).

- the Extension described in more detail in Annex ./2, consisting of the office premises located on the ground floor as well as on floors 1 to 6 above-ground (hereinafter also referred to as “Office Part”), comprising a total leased area of approximately 17,407 m² (floors 1 to 6 above-ground in total approx. 16,000 m², terrace and outdoor spaces approx., 1,368 m², bicycle storage area approx. 39 m² on floor 1 below ground, basement premises approx. 0 m², including, without limitation, the campus kitchen, as well as 79 parking spaces in the underground car park on floor 1 below-ground).

The Parties to the Agreement mutually declare their willingness to accept the Agreement and note that the Lease Object forms a single stand-alone structure which was/will be erected specifically for the Tenant and to the Tenant’s specifications and apart from which there are no further premises amenable to being leased separately and on their own. For this reason, the Lease does not fall within the scope of applicability of the Austrian Tenancy Act [Mietrechtsgesetz/MRG].“

2.I. LEASE OBJECT: Under “Clause I.A) Renting of office space”, another paragraph shall be added to paragraph (3) so that Clause I.A) (3) shall read as follows:

“(3)     The agreed fixtures and furnishings of the Lease Object and the property as a whole shall be derived from the Building Project and Fixtures Specification (Annex./B), and with respect to the Extension, from Building Project and Fixtures Specification II (Annex ./ 3), unless variations therefrom are agreed in a Change of Deliverables Form (Annex ./F). Structural alterations to the building as a result of the erection of the Extension are listed in the List of Alterations. The Building Project and Fixtures Specifications (Annex ./B, Annex ./3),the Change of Deliverables Forms, and the List of Alterations each form an integral part of this Lease and constitute, taken as a whole, the Building Project and Fixtures Specification within the meaning of this Lease. The Landlord shall obtain certification by ÖGNI, the Austrian Sustainable Building Council, (or similar) for the Extension.”

“(4)    In the event that the size of such areas deviates by more than +/- 3% from what has been agreed under (1) once the building has been completed, the rent charges shall be adjusted proportionally (according to Annex ./4 exemplary calculation).

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3.I. LEASE OBJECT: Under “Clause I. B) Renting of car parking spaces in the underground car park”, a sentence shall be inserted into paragraph (1), so that Clause I.B) (1) shall read as follows:

“(1)    In addition, the Lease shall include

-    the approximately 80 underground parking spaces, as marked out in Annex ./C, in the one-storey underground car park as set out in Annex ./C, with a total area of approx. 2,331.40m² (hereinafter referred to as the “Car Park”).

    - the parking spaces marked out in the one-storey underground car park below the Extension.
    The Tenant shall have the right to park vehicles there. Vehicles within the meaning of this Agreement shall be understood to include motorised vehicles of the sedan/saloon/station wagon type and motorcycles as defined in the Austrian Motorised Vehicles Act of 1967 [Kraftfahrgesetz/KFG]. The parking and storing of any other types of vehicles shall require the written approval of the Landlord. The Landlord shall provide cable ducts for the installation of charging stations for electric vehicles for the parking spaces located in the underground car park as well as for those planned to be provided in the open-air parking area. The Tenant shall have the right to set up and operate, at its own risk and expense, the necessary power supply equipment and facilities.”

4.I. LEASE OBJECT: Under Clause “I. C) General provisions for the Lease Object defined in I. A) and B)”, paragraph (1) shall be amended so that Clause I. C) (1) shall read as follows:

“(1)     The subject matter of this Lease shall be the premises located on the interior of the Lease Object, as well as those outdoor spaces that are marked out in the attached plans (Annex ./A and Annex./2), each of which forms an integral part of this Agreement.”

5.I. LEASE OBJECT: Under Clause “I. C) General provisions for the Lease Object defined in I. A) and B)”, paragraph (2) shall be amended so that Clause I. C) (2) shall read as follows:

“(2)     The condition of the Lease Object shall be in conformity with the requirements imposed by the building authority as a condition for granting the permit for use as an office or commercial building including an underground car park and with the Building Project and Fixtures Specification.”

6.II. TERM OF LEASE: “Paragraph (1)” shall be amended so that Clause II. (1) shall read as follows:

“(1)     The Lease shall commence on 1 July 2019 and shall be concluded for an indefinite period of time.

7.II. TERM OF LEASE: “Paragraph (2)” shall be amended so that Clause II. (2) shall read as follows:

“(2)     The Lease may be terminated with effect from 30 June of any given calendar year, by the Landlord giving three years’ notice, and by the Tenant giving two years’ notice. The notice of termination shall be given by means of a registered letter, the postmark date being the relevant date for compliance with the respective deadline.”

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8.II. TERM OF LEASE: “Paragraph (3)” shall be amended so that Clause II. (3) shall read as follows:

“(3)    The Landlord shall waive the right to terminate the lease by giving notice [ordentliche Kündigung] with effect from before 30 June 2037. As of handover of the Extension, the Landlord shall waive the right to terminate the Lease by giving notice for a period of twenty (20) years (i.e. the Landlord cannot, for example if the Extension is handed over on 31 March 2026, terminate the Lease, if complying with the rules for termination date and period of notice, any earlier than with effect as of 30 June 2049).”

9.II. TERM OF LEASE: “Paragraph (4)” shall be amended so that Clause II. (4) shall read as follows:

“(4)    The Tenant shall waive the right to terminate the lease by giving notice [ordentliche Kündigung] with effect from before 30 June 2029. As of handover of the Extension, the Tenant shall waive the right to terminate the lease by giving notice for a period of eight (8) years (i.e. the Tenant cannot, for example if the Extension is handed over on 31 March 2026, terminate the Lease, if complying with the rules for termination date and period of notice, any earlier than with effect as of 30 June 2036).”

10.II. TERM OF LEASE: “Paragraph (9)” shall be amended so that Clause II. (9) shall read as follows:

“(9)    The Landlord undertakes to hand over the Lease Object to the Tenant by 31 March 2026. Should the Lease Object not have been handed over to the Tenant by 31 March 2026 at the latest, the Landlord undertakes to pay a contract penalty (liquidated damages), regardless of fault, in the amount EUR 166,666 for each and every month or part thereof by which such handover is delayed before 30 June 2026, hence a maximum total of EUR 500,000. In case the Extension is not handed over by 30 June 2026 at the latest, the Landlord undertakes to pay a contract penalty, regardless of fault, in the amount of three times the monthly gross rent agreed for the Extension for each and every month by which such handover is delayed after 30 June 2026, or, on a pro-rata basis for each and every day of such delay.

This contractual penalty shall be deemed to settle all claims the Tenant may have for default, on any legal ground whatsoever.

However, if handover is delayed for more than nine months after 30 June 2026, the Tenant shall have the right to withdraw from this Supplementary Agreement with immediate effect, but may, instead of withdrawing from the Agreement, also insist on the Agreement being fulfilled and payment of the contract penalty being continued. The amount of contract penalty having accrued until such withdrawal shall remain unaffected by the Tenant’s withdrawal from the Agreement, if any. The Tenant shall not assert any further claims against the Landlord, on any legal grounds whatsoever, for delayed handover of the Extension. The contract penalties shall be due and payable immediately after the respective default event has occurred. All contract penalties shall be due to pay by the 5th of each month, in the full amount that they are due at this point of time.

The handover may also take place before 31 March 2026 if the Parties so agree.

With the Landlord’s approval, the Tenant may also use the Extension already before handover for the purpose of finalisation work.”

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FINAL VERSION 29 March 2023
11.III. RENTAL CHARGES: A paragraph shall be added to “Paragraph (2)” so that Clause III. (2) shall read as follows:

“(2)     The monthly net rent shall amount to

    Ground floor    1,022 m2    EUR     159,432.00     per year
    6 above-ground floors    1,100 m2 each    EUR     1,029,600.00     per year
    Balcony areas    approx. 1,100 m2    EUR     56,760.00     per year
    80 underground car park    EUR 80 each    EUR    76,800.00     per year
    parking spaces
    10 open-air parking spaces    EUR 45 each    EUR     5,400.00    per year
    1 bicycle storage room    207 m2    EUR    12,420.00    per year
    Cloakroom/basement    40 m2    EUR    6,240.00    per year

The monthly net rent for the Extension shall amount to

Ground floor to floor 6 above-ground            EUR 18.90/m2
Basement rooms                EUR 18.90/m2
Balcony areas and terrace areas
                EUR 6.00/m2
Bicycle storage room or area/
parking area for motorcycles                EUR 7.20/m2
79 underground car park parking spaces                 EUR 115.00 each

The obligation to pay the share of rent attributable to the Extension shall commence two months after handover of the Lease Object.”

12.III. RENTAL CHARGES: “Paragraph (3)” shall be amended so that Clause III. (3) shall read as follows:

“(3)     Total annual rent for the Lease Object enlarged by the Extension derives from the sum total of the rent charged so far for the Lease Object (with due consideration of indexation as applied so far) and the rent for the Extension, which shall be assessed based on the leased area determined with final effect in line with the principles set out in Clause I. (2), and shall be charged in twelve equal monthly instalments ~~of EUR […]~~ plus statutory VAT and shall be payable in advance on the first day of each and every month into an account to be indicated by the Landlord with a 5-day grace period. The obligation to pay the rent plus statutory VAT shall commence upon handover of the Lease Object.”

13.III. RENTAL CHARGES: “Paragraphs (4) and (7)” shall be amended so that Clause III. (7) shall read as follows:

“(4)    The agreed rent shall be subject to indexation. Indexation is currently based on the 2015 Consumer Price Index as published monthly by Statistics Austria, a public law agency, the baseline for such indexation being the index figure published in the month in which handover of the Lease Object takes place, and for the Extension in the month in which handover of the Extension takes place.

(7)     The Landlord shall have the right to claim from the Tenant any amounts resulting from any such index adjustment also retroactively, within the given period of limitation. Failure to calculate or collect the adjustment amount shall, regardless of the duration of such failure, not be deemed a waiver; a waiver of the application of the indexation agreement shall have to be made in writing to have legal effect. It is
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agreed by mutual consent that the rent shall not fall below the contractually agreed net rent ~~of EUR […]~~.”

14.IV. OPERATING AND SERVICE CHARGES: “Bullet points three and five in Paragraph (2) shall be amended so that Clause IV. (2) shall read as follows:

“(2)    The costs listed in Sections 21 to 24 MRG plus the expenditures which are typically required for the proper operation of the entire property shall be charged to the Tenant under the heading of operating and service charges. Consequently, operating and service charges shall include, without limitation, the expenditures, costs and services listed below:

•Property taxes; public taxes and levies; water and sewage charges (but not the respective link-up fees); as well as the usage charges for the general parts of the entire property, and premium payments for fire, liability, escape of water damage, glass breakage and storm damage insurance.

•All expenditures necessary for the maintenance, repair and operation of the entire property and the associated spaces and facilities, unless the specific maintenance and repair obligation is incumbent upon the Landlord under Clause VI.3.

•Costs for chimney sweeping; drain and sewer cleaning; pest control and removal of rubbish outside regular refuse collection services; the costs of 230 Volt and three-phase alternating current; operating costs for an emergency power system, if any; irrigation and drainage; cleaning of pavements and outdoor spaces; regular cleaning ~~of the common parts~~ of the property; as well as operating and maintenance costs for doorbell and intercom systems and fire extinguishing equipment.

•Costs for the operation of the underground car park; maintenance of electricity lines, water pipes and elevators; maintenance of the green spaces and gardens, including, without limitation, maintenance and upkeep of existing trees including tree maintenance and pruning; fences; technical facility management; doorman and security services, if any; cleaning; snow removal and gritting; refuse collection and waste disposal, including special waste and waste paper; as well as of complying with instructions from public authorities in respect of nuisances.

•Costs for service companies employed to provide maintenance for facilities, if any, and on-call services; and the costs for property management in a reasonable amount. If the Tenant does not use ~~common~~ facilities, this shall not release the Tenant from the obligation to pay ~~the respective pro-rata amount of~~ the corresponding costs.”

15.IV. OPERATING AND SERVICE CHARGES:    “Paragraph (6)” shall be amended so that Clause IV. (6) shall read as follows:

“(1)     The Tenant undertakes to make, for the Lease Object as defined in Clause I. A) “Office Part”, monthly on-account payments for operating and service charges in the amount of currently EUR 3.00/m² (in words: EURO three per square metre) of leased space, and, for the Lease Object as defined in Clause I. B) - Parking Spaces, monthly on-account payments in the amount of EUR 15.00/parking space (in words: EURO fifteen per underground car park parking space), plus statutory VAT, such amounts being charged at the same time as the rent. As of handover of the Extension, the operating and service costs for the entire building, including the Extension, will be calculated and charged to the Tenant in one single invoice.”

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16.V. HANDOVER, SUBLETTING “Paragraph (1)” shall be amended so that Clause V. (1) shall read as follows:

“(1)     The Tenant shall be allowed to sublet the Lease Object for office use purposes and shall not require any separate approval by the Landlord, provided that the Tenant notifies the Landlord in writing, two weeks before entering into such sublease, of its intention to sublet the Lease Object, indicating the name of the subtenant, the scope of the sublease object, the term of the sublease, and the purpose of use for which the subtenant leases the sublease object. Subletting that precludes the Landlord’s opting for VAT liability as regulated in Clause III. (8) shall be inadmissible. The Tenant may sublet (for a consideration) or make available for use (for a consideration) the rooms designated for events and seminars for the hosting of events and seminars. Furthermore, the Tenant may sublet (for a consideration) or make available for use (for a consideration) parts of the Lease Object to food and beverage suppliers and cafeteria operators for the purposes of providing staff with food and beverages (e.g., kitchen, barista station). For the avoidance of doubt, the transfer of the lease title to third parties shall require the Landlord’s approval. Any subleases or transfer of usage rights must be time-limited in line with the term of the head lease. The Tenant shall ensure that any subleases or usage rights will end no later than when the head lease ends (on whatever legal ground) and undertakes to fully indemnify the Landlord and hold it harmless in this respect.“

17.VI. USE, MAINTENANCE:    “Paragraph (9)” shall be amended so that Clause VI. (9) shall read as follows:

“(9)    The Tenant must reasonably tolerate work that is necessary for or conducive to the conservation of the entire building plus outdoor spaces ~~or specific Lease Objects~~ and shall not have the right to derive legal consequences, reduce the rent, exercise a right of retention or claim damages because of such work or a temporary disruption or a temporary outage or malfunctions of building services, including, without limitation, water supply, malfunctions in gas and electricity lines, sewers, power and water mains, etc., as long as the Landlord successfully remedies the malfunction or outage within a reasonable period of time and the Landlord did not, through gross negligence, cause the malfunction or outage or the malfunction or outage occurred due to force majeure. The Landlord undertakes to carry out repair work as promptly and smoothly as possible, with special consideration for the Tenant’s ongoing business operations. It shall be agreed that the heating and cooling system cannot be definitively adjusted for seasonal conditions during ongoing operation before the first full year of use has been completed and that the Tenant will therefore not assert any claims for rent reduction based on adjustment work to the heating and cooling system during that time.”

18.VII. STRUCTURAL ALTERATIONS: “Paragraph (4) and Paragraph (7)” shall be deleted in its entirety.

19.VII. STRUCTURAL ALTERATIONS: “Paragraph (5)” shall be amended so that Clause VII. (5) shall read as follows:

“(5)     The Tenant shall have the right, having obtained the Landlord’s prior consent, to affix or mount lettering/advertisement signs/advertisements to an extent corresponding to common practice, including, without limitation, on the roof of the building~~, provided, however, that this shall be aligned with the interests of the other users of the building~~. The Landlord must not withhold its consent as long as the extent of such lettering/advertisement signs/advertisements remains within the range of what is common local practice. The cost of setting up, operating, maintaining, removing (for instance in the event of refurbishment work) and of restoring to their original condition the areas used for this purpose, at lease end, shall be borne in full by the Tenant. Such lettering shall in any event be removed by the Tenant at lease end.”

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20.XI. RETURN OF THE LEASE OBJECT: “Paragraph (1)” shall be amended so that Clause XII. (1) shall read as follows:

“(1)     Upon termination of the lease, the lease object shall be cleared and cleaned in a proper condition, taking into account normal wear and tear. Structural alterations to the lease object that are permanently connected to the building and were
a) facilitated without prior written consent by the Landlord are by choice of the Landlord either (i) to remain within the lease object and are returned to the Landlord without any compensation to be paid to the Tenant or (ii) shall be removed by the Tenant at their own expense, thus restoring the original condition of the lease object.
b) facilitated with prior written consent by the Landlord, are returned to the Landlord without any compensation to be paid to the Tenant; the Landlord may also demand their removal at the risk and expense of the Tenant, in case harmful or otherwise dangerous substances (such as environment-endangering) are contained within the structural alterations that are non-permissible at the time of termination.

Regarding all building modifications and fixtures contained in this Agreement including its Annexes as well as the actual standard at the time of handover, explicit consent by the Landlord shall be deemed given. There shall not be any obligation for the Tenant to dismantle or deconstruct any items already built in at the time of handover.

The Tenant shall have the right to facilitate final configuration of the lease object at various stages and step-by-step over the course of the lease agreement, as long as they are not to be facilitated by the Landlord and no additional costs for the Landlord arise. The Tenant shall make no claims or demands against the Landlord, in particular Tenant’s obligations under Sections III. and IV. are not affected.

21.XII. SECURITY: “Paragraph (1)” shall be amended so that Clause XII. (1) shall read as follows:

“(1)     The Tenant shall, upon conclusion of the Agreement, pay a deposit in the amount of three times the monthly gross rental charges, hence currently an amount of EUR 451,348.00 (in words: EURO four-hundred-and-fifty-one-thousand-three-hundred-and-forty-eight-point-zero) in the form of an abstract bank guarantee issued by an Austrian bank which can be drawn down on first demand and whose term corresponds to the term of this Agreement plus three months. The Tenant shall, no later than upon handover of the Extension, concurrently with the return of the aforementioned bank guarantee, provide an abstract bank guarantee issued by an Austrian bank which can be drawn down on first demand and whose term corresponds to the earliest possible termination date of this Lease plus three months, in the amount of three times the monthly gross rental charges as applicable as of handover (for the Lease Object as set out in Clauses I.A) and I.B). Should this Lease be continued beyond such date, the Tenant must, within 14 days of having been requested to do so by the Landlord, provide a new bank guarantee with a term of three years which corresponds to the terms and conditions of the aforementioned one. The Landlord shall have the right to submit such request to the Tenant three months prior to the expiry of the first guarantee. This procedure shall be adhered to for any further expiring bank guarantee for as long as the Lease is in effect so that the Landlord shall have a security as set out in this provision throughout the entire term of the Agreement.”

22.XII. SECURITY: “Paragraph (4)” shall be amended so that Clause XII. (4) shall read as follows:

“(4)     If the Tenant’s actions induce the Landlord to make use of the deposit, the Tenant must replenish it, at the Landlord’s request, within no longer than 14 days in the form of a cash deposit or present to the Landlord a new bank guarantee in the
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agreed amount (three times the monthly gross rental charges applicable at the time).”

23.XII. SECURITY: “Paragraph (6)” shall be amended so that Clause XII. (6) shall read as follows:

“(6)     The Tenant shall present to the Landlord a bank guarantee for USD 11,300,000 for the purpose of securing all claims the Landlord may have against the Tenant under this Agreement. The Landlord undertakes to return such bank guarantee to the Tenant once all conditions precedent (Clause C.1 of this Supplementary Agreement) have been fulfilled, but not before 1 April 2023. Irrespective of the above, the Tenant shall present, at the Landlord’s first demand, an enforceable guarantee, unlimited in time, issued by the Tenant‘s parent company for the same purpose in the same amount in USD if the figures in the Tenant's most recent audited annual financial statements fall below the thresholds stated below or one of the events stated below occurs, failing which the Landlord shall have the right to terminate the lease immediately for cause (Clause II. (5) of this Agreement).

Thresholds:

•Equity ratio below 25% (shareholders’ equity pursuant to Section 224 (3 A.) of the Austrian Business Code [Unternehmensgesetzbuch/UGB] as set out in the audited annual financial statements / Total equity and liabilities pursuant to Section 224 (3) UGB as set out in the audited annual financial statements)
•Negative earnings before taxes in two consecutive years (earnings before taxes pursuant to Section 231 (2) (17) UGB as set out in the audited annual financial statements)
•Number of employees below 450 (average number of employees pursuant to Section 237 (1) (6) UGB as set out in the audited annual financial statements).

The Tenant shall be under the obligation to present to the Landlord audited annual financial statements every year no later than nine months after the balance sheet date. If these annual financial statements are not presented in spite of a grace period of one month having been set, the respective figures shall be deemed to have fallen short of the thresholds defined above. In the event that these thresholds are met or complied with again in two consecutive years, the guarantee shall be returned to the Tenant. The Landlord shall be under the obligation to return said guarantee to the Tenant no later than when all leases the guarantee is designed to secure have ended and the Lease Objects have been properly handed back to the Landlord and provided that the Landlord has no unsettled or disputed claims for amounts receivable against the Tenant.”

24.“XVII. Right of rescission” shall be deleted in its entirety.
25.“XVIII. REGISTRATION OF TITLE, CONSENT TO REGISTRATION IN THE LAND REGISTER”
The Landlord, Neunteufel GmbH, herewith explicitly and irrevocably consents that, based on this Supplementary Agreement to the Lease of 28 March 2017, the lease title as set out in the Lease of 28 March 2017 and in this Supplementary Agreement to the Lease of 28 March 2017, be registered, for the benefit of the Tenant, Dynatrace Austria GmbH, in the Charges Sheet (C Sheet) of the land register for the properties [properties].

The Parties instruct and empower Bruckmüller RechtsanwaltsgmbH, company register no. 233957f, Landstraße 50, 4020 Linz, to carry out the registration of the lease title [Bestandrecht] in the land register after handover and authorise the same to make any and all statements and declarations in its name, including, without limitation, those needed to complete the registration in the land register, granting the same general and unlimited power of attorney in this context.
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Furthermore, the Parties empower Bruckmüller RechtsanwaltsgmbH, company register no. 233957f, Landstraße 50, 4020 Linz, to make amendments or additions and/or supplements to this public document to the extent as may be required to complete the registration in the land register, and to sign the same with legal effect for all Parties on their behalf either in simple or in notarised form.

All costs in regard to the registration in the land register shall be borne by the Tenant.

(4)The Parties mutually declare their willingness to accept the Agreement in respect of the amendments agreed in this subclause B.

C.TRANSITIONAL PROVISIONS

1.The coming into legal effect of the ADDITIONS / AMENDMENTS made under B. shall be subject to the conditions precedent that all the zoning decisions and official permits and approvals necessary for erecting the Extension will have been obtained with final legal effect; and
plot no. 1154/4, located within EZ 541, registered in the land register for 45204 Lustenau, Linz district court, will have been acquired by the Landlord for no consideration from the City of Linz.

2.Should these conditions precedent not have been fulfilled by 30 September 2023 at the latest, this Supplementary Agreement shall become null and void. In such an event, the Landlord undertakes to refund to the Tenant, by 15 October 2023, half of the stamp duties paid for setting up this Supplementary Agreement under the Austrian Fees Act [Gebührengesetz]. Should the condition precedent as set out in Clause C. (1), second indent, have been fulfilled in due time, the Landlord shall have the right to waive, by means of a unilateral declaration made prior to 30 September 2023, compliance with the condition precedent as set out in Clause C. (1), first indent, thereby making this Agreement come into legal effect.

3.Unless non-compliance with the conditions precedent as set out in paragraph 1 is attributable to gross fault on the part of one of the Parties, each Party shall bear the cost incurred by it up to such date (with the exception of stamp duties). In such an event, the Parties shall also waive the right to assert claims for damages and/or other legal claims against one another.

4.The Tenant shall have the right to withdraw from this Supplementary Agreement by no later than 31 March 2023 giving notice thereof to the Landlord in writing (by registered letter or personal delivery), such declaration of will being unilateral and requiring no reasons to be stated. The Tenant may exercise this right of withdrawal only together with the right of withdrawal from the lease for a car park building plus childcare facility. In such an event, the Tenant undertakes to make a flat-rate compensatory payment of EUR 500,000 (in words: EURO five-hundred-thousand) within 21 days of having giving notice of withdrawal within the respective notice period, the bank guarantee of USD 11,300,000 explicitly serving as security for this payment obligation.

5.The Landlord shall make every effort to carry out the construction work for erecting the Extension with as little impact as possible on the existing lease and in close and mutual coordination with the Tenant. The necessary creation of openings in the existing building shall be carried out in stages. The Landlord shall, if so requested, inform the Tenant at regular intervals about the progress of the construction project and the current state of planning. However, irrespective of the above, the Tenant shall waive the right to claim, or apply, a rent reduction based on or in connection with the implementation (or resulting therefrom) of the construction measures described in more detail in this Supplementary Agreement, on any grounds whatsoever (including, without limitation, temporary or
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FINAL VERSION 29 March 2023
permanent reduction in usable area, disruption of the usability, or non-usability, of leased areas in whole or in part, or due to noise, dust, etc.). This shall also apply in connection with the construction project (car park building plus childcare facility) planned to be carried out by the Landlord on plot no. 1174/62, currently located within EZ 1665, land register for 45204 Lustenau.

D.FINAL PROVISIONS

1.If individual provisions of this Supplementary Agreement are ineffective, this shall not affect the effectiveness of the Agreement as a whole. The Parties shall replace any ineffective provision by a valid and admissible provision that comes as close as possible to achieving the purpose of the ineffective provision.

2.The rights and obligations under this Supplementary Agreement shall devolve upon the legal successors of either Party and/or the Parties shall impose such rights and obligations in a binding manner on their respective legal successors in writing and obligate them, in turn, to assign all such obligations to any further legal successors. Evidence of such binding assignment of obligations shall be presented at the request of the other Party.

3.Any changes and amendments to this Supplementary Agreement shall have to be made in writing to become legally effective. The same shall apply to waiving this requirement of written form. There are no oral side agreements.

4.This Supplementary Agreement shall be executed in one original, which shall remain with the Landlord. The Tenant shall receive a notarised copy thereof.

5.This Supplementary Agreement was read and jointly discussed by the Parties prior to signing. Agreement was reached in respect of all its contractual provisions. The Parties to the Agreement waive their right to avoid this Supplementary Agreement for mistake or laesio enormis, i.e. reduction of the true value by more than half.

6.The Parties agree pursuant to Section 104 of the Austrian Court Jurisdiction Act [Jurisdiktionsnorm] that exclusive jurisdiction for any disputes arising from or in connection with this Supplementary Agreement shall, regardless of the amount in dispute, lie with the court in Linz having subject-matter jurisdiction.

7.The provisions of Clause “XIII. COSTS AND DUTIES” of the Lease shall apply to any costs, duties and levies applicable within the scope chargeable for the Supplementary Agreement.

List of Annexes:
Lease [Mietvertrag] (Annex ./1)
Description of Extension [Beschreibung Anbau] (Annex ./2)
Building Project and Fixtures Specification II [Bau- und Ausstattungsbeschreibung] (Annex ./3)
Exemplary calculation [Berechnungsbeispiel] (Annex ./4)

Linz, 29 March 2023                            Linz, 29 March 2023
Location, Date                                      Location, Date

/s/ Johann Neunteufel                             /s/ Bernd Greifeneder
Neunteufel GmbH, FN 131077 k            Dynatrace Austria GmbH, FN 91482 h

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